UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2017
CSRA INC.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-37494 (Commission File Number)	47-4310550 (I.R.S. Employer Identification No.)

3170 Fairview Park Drive Falls Church, Virginia (Address of Principal Executive Offices)		22042 (Zip Code)

Registrant’s telephone number, including area code: (703) 641-2000
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01 Other Events.
CSRA Inc. (“CSRA” or the “Company”) announces that an appeal of a decision issued on September 15, 2017 by the State of Maryland ("State") Department of Health ("Department") will be brought before the Maryland State Board of Contract Appeals ("MSBCA"). The decision relates to claims by Computer Sciences Corporation (“CSC”), and a State counterclaim, arising out of CSC’s work from 2012 through 2014 on the Maryland Medicaid Enterprise Restructuring Project ("MERP"). Pursuant to a 2015 agreement between CSRA and CSC, CSRA is litigating the MERP matters on behalf of CSC and will indemnify CSC for the costs of litigation and other costs or liabilities CSC may incur in the litigation. Recovery by CSC will be credited to CSRA.

CSC made three claims against the State, totaling approximately $83 million. CSC claims, among other things, that the State caused the breakdown of the MERP project and that the State's actions collectively constituted a cardinal change to the contract. In its counterclaim, the State initially sought $30 million plus unspecified additional damages. The Department denied CSC’s claims, and now purports to award $521 million to the State for its counterclaim–an award that CSRA views as absurd and highly speculative.

CSRA views the decision as nothing more than the Department’s unproven allegations and, in the appeal, the MSBCA will treat it as such. The MSBCA will consider CSC's claims and the State’s counterclaim anew; the Department will have the burden of proving the allegations in its decision before this independent tribunal, just as CSC must prove its case. We look forward to presenting the case to the MSBCA, and we intend to pursue these claims vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 22, 2017
CSRA INC.
By:     /s/ William J. Haynes II
Name:    William J. Haynes II
Title:    Executive Vice President, General Counsel and Secretary